Exhibit 99.2

GRANT VENTURES, INC.

(A DEVELOPMENT STAGE COMPANY)

Pro Forma Balance Sheet

(Unaudited)

	Grant June 30, 2004	Impact June 30, 2004	Adjustments June 30, 2004		Proforma June 30, 2004
Assets

Current assets - Cash	$—	$13,093	$1,494,937	(b)	$1,508,030
Accounts Receivable - Trade	—	4,000	—		4,000
Employee receivables	—	1,119	—		1,119
Related party receivables	—	2,110	—		2,110
Property and equipment, net of accumulated depreciation of $10,040, respectively	—	7,711	—		7,711
Deposits	—	700	—		700

Total assets	$—	$28,733	$1,494,937		$1,523,670

Liabilities and Stockholders’ Equity (Deficit)

Accounts payable	$20,034	$83,385	$—		$103,419
Accounts payable - stockholder	39,778	—	—		39,778
Accrued interest payable	—	179,755	(1,604	)(c)	3,043
			(4,219	)(d)
			(170,889	)(e)
Accrued wages payable	—	34,800	—		34,800
Accrued payroll liabilities	—	5,678	—		5,678
Related party notes payable	—	45,779	(45,779	)(c)	—
Notes Payable	—	910,253	(200,000	)(d)	472,500
			(237,753	)(e)

Total current liabilities	59,812	1,259,650	(660,244)		659,218

Total liabilities	59,812	1,259,650	(660,244)		659,218

Commitments and contingencies	—	—	—		—

Stockholders’ equity (deficit):
Common stock, 53,590,821 shares issued and outstanding(g)	6,000	35,061	9,561	(b)	53,591
			249	(c)
			2,720	(d)
Additional paid in capital	178,689	669,259	1,485,376	(b)	2,539,234
			(244,501	)(a)
			45,530	(c)
			201,499	(d)
			200,000	(d)
			3,382	(e)
Deficit accumulated during development stage	(244,501)	(1,935,237)	244,501	(a)	(1,728,373)
			1,604	(c)
			(200,000	)(d)
			408,642	(e)
			(3,382	)(e)

Total stockholders’ equity (deficit):	(59,812)	(1,230,917)	2,155,181		864,452

	$—	$28,733	$1,494,937		$1,523,670

GRANT VENTURES, INC.

(A DEVELOPMENT STAGE COMPANY)

Pro Forma Statement of Operations

(Unaudited)

	Grant For the Six Months Ended June 30, 2004	Impact For the Six Months Ended June 30, 2004	Adjustments For the Six Months Ended June 30, 2004		Proforma For the Six Months Ended June 30, 2004

Revenues	$—	$—	$—		$—

General and administrative expenses	19,403	425,482	(19,403	)(a)	425,482

Other (income) expense:
Gain on extinguishment of debt	—	—	(1,604	)(c)	(406,864)
			(408,642	)(e)
			3,382	(e)
Interest expense	1,752	38,765	(1,752	)(a)	238,765
			200,000	(d)

Net income (loss) before income taxes	(21,155)	(464,247)	228,019		(257,383)

Income tax benefit (expense)	—	—	—		—

Net income (loss)	$(21,155)	$(464,247)	$228,019		$(257,383)

Net income (loss) per common share - basic and diluted(f)					$(0.01)

Weighted average shares - basic and diluted(f)					40,701,000

GRANT VENTURES, INC.

(A DEVELOPMENT STAGE COMPANY)

Pro Forma Statement of Operations

(Unaudited)

	Grant Year Ended December 31, 2003	Impact Year Ended December 31, 2003	Adjustments Year Ended December 31, 2003	Proforma Year Ended December 31, 2003

Revenues	$—	$—	$—	$—

General and administrative expenses	8,643	189,928	(8,643)	189,928

Other (income) expense:
Interest expense	2,965	63,953	(2,965)	63,953

Net income (loss) before income taxes	(11,608)	(253,881)	11,608	(253,881)

Income tax benefit	—	—	—	—

Net income (loss)	$(11,608)	$(253,881)	$11,608	$(253,881)

Net income (loss) per common share - basic and diluted(f)				$(0.01)

Weighted average shares - basic and diluted(f)				39,842,000

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a)  The unaudited pro forma balance sheet at June 30, 2004 gives effect to the Merger (on July 30, 2004) of Impact Acquisition Corporation, a wholly owned subsidiary of the Company, into Impact Diagnostics, Inc. (a development stage company).  The unaudited pro forma consolidated balance sheet as of June 30, 2004 estimates the pro forma effect of the Merger as if it had been consummated on June 30, 2004. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 estimate the pro forma effect of the Merger as if it had been consummated at the beginning of the respective periods.

(b)  The unaudited pro forma balance sheet at June 30, 2004 gives effect to the issuance by the Company in a private placement of 1,912,125 units (9,560,625 shares), at a purchase price of $0.9175 per unit ($0.1835 per share).  Each unit is comprised of five (5) shares of the Company’s common stock and a warrant to purchase one (1) share of the Company’s common stock at an exercise price of $0.18 per share.  The net proceeds to the Company were $1,494,937 after payment of legal and financial consultant fees.  After the Merger, the Company will have outstanding options and warrants to purchase 8,700,982 shares of Common Stock.

Gross proceeds from issuance of common stock	$1,754,375
Less: Costs of issuance i.e. legal, financial, travel	259,438
Net proceeds in cash to Company	$1,494,937

(c)  Impact Diagnostics, Inc. has reached an agreement with affiliates who held notes payable to convert their notes to shares at a price of $.1835 per share.  The conversion agreement has an effective date of July 30, 2004 and includes a waiver of the related accrued interest on these notes payable.  As result of the conversion agreement, $1,604 of interest was forgiven and $45,779 of principal was converted into 249,475 shares.

(d)  Impact Diagnostics, Inc. has a bridge loan with conversion rights in the amount of $200,000.  The lender has exercised the conversion of its note and accrued interest of $4,219 into 2,720,000 shares in connection with the Merger.  As the conversion rate was less than the market price on the loan commitment date, a beneficial conversion feature existed.  Calculation of the beneficial conversion feature resulted in an amount in excess of the debt, and as a result the Company is recognizing interest expense in the amount of $200,000 as the beneficial conversion feature cannot exceed the value of the debt.

(e)  In connection with the Merger, Impact Diagnostics entered into a debt conversion agreement with Citadel Capital Management to convert Citadel’s convertible note to stock at a conversion price of $.8379 per share.  In connection with this agreement, Citadel Capital Management agreed to forgive the accrued interest of $170,889 and $237,753 of the original principal, leaving a remaining balance of $350,000.  Citadel Capital Management was also given 89,500 warrants to purchase additional shares at a price of $.01 per share.  These warrants have an option value of $.03779 per share and have been recognized as a reduction of the gain on extinguishment of debt.

(f)  In connection with the Merger, on July 5, 2004, Impact Diagnostics, Inc. effected a forward stock split of 3.58 shares to 1.  As a result of the split, the outstanding common stock of Impact Diagnostics increased from 9,793,497 to 35,060,720 shares.  Pursuant to the Merger Agreement, each share of Impact Diagnostics common stock was exchanged for one share of Grant Ventures common stock.  All numbers in the pro forma financial statements have been adjusted to reflect the stock split.

(g)  Prior to the Merger, the Company had 50,000,000 authorized shares of common stock, par value $0.001 per share, and Impact Diagnostics had 100,000,000 authorized shares of common stock, par value $0.001 per share.  The Company plans to amend its articles of incorporation to increase its authorized shares of common stock to 100,000,000.  These share numbers included in the pro forma financial statements assume that the Board of Directors and the stockholders of the Company have approved this increase in the authorized capital of the Company.